Exhibit 99.1

Concho Resources Inc. Reports Second Quarter 2015 Results

Delivers Record Quarterly Production

Increases Crude Oil Production 45% over Second Quarter of 2014

Raises Full-Year 2015 Production Growth Target to 24% - 26%

MIDLAND, Texas--(BUSINESS WIRE)--July 29, 2015--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the second quarter of 2015.

Highlights

  Production for the second quarter 2015 of 13.4 million Boe, or 147.4 MBoepd, was 37% higher year-over-year and exceeded the high end of the Company’s guidance.
  Crude oil production increased by 45% over the same quarter a year ago and by 11% over the first quarter of 2015.
  2015 production growth target raised to 24% to 26%, with the capital expenditure outlook unchanged.
  Concho reported a net loss of $1.02 per diluted share for the second quarter of 2015. This compares to net income of $0.38 per diluted share for the quarter on an adjusted basis (non-GAAP).
  EBITDAX (non-GAAP) for the second quarter of 2015 was $457.8 million.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of adjusted net income and EBITDAX (non-GAAP measures) and a reconciliation of these measures to the associated GAAP measure.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Concho continues to deliver strong results as we progress through an uncertain year for commodity prices. In the second quarter, our drilling program added nearly ten thousand barrels of oil production per day quarter-over-quarter, highlighting the strength of our assets, efficient drilling machine and ongoing success with enhanced completions. We are on track to balance drilling and completion capital with cash flow in the second half of 2015, and we are raising our annual production growth target to 24% to 26%. Faster cycle times, improving well performance and lower service costs enable our operational teams to do more with less – an impactful combination in any price environment. Looking ahead, our inventory-rich asset base coupled with our operational performance sets Concho apart to deliver value today and in the future.”

Second Quarter 2015 Operations Summary

Production for the second quarter of 2015 was 13.4 million barrels of oil equivalent (MMBoe), or an average of 147.4 thousand Boe per day (MBoepd), an increase of 37% from the second quarter of 2014 and 11% from the first quarter of 2015.

Second quarter 2015 production included 9.0 million barrels (MMBbls) of crude oil, or an average of 99.2 thousand barrels of crude oil per day (MBopd), an increase of 30.8 MBopd, or 45%, from the second quarter of 2014, and 9.6 MBopd, or 11%, from the first quarter of 2015. Second quarter of 2015 production also included 26.3 billion cubic feet (Bcf) of natural gas.

Capital expenditures for the quarter were $564.5 million, excluding property acquisition costs, and represented a 23% decrease from the first quarter of 2015. Capital expenditures and the resulting production growth were driven by faster cycle times, strong well performance and increased working interest in operated wells.

Concho averaged 18 rigs in the second quarter of 2015, compared to 30 rigs in the first quarter of 2015. During the second quarter of 2015, Concho started drilling or participating in a total of 91 gross wells (65 operated) and completed 137 gross wells. The table below summarizes the Company’s drilling activity by core area for the second quarter of 2015.

	Number of Wells Drilled (Gross)	Number of Operated Wells Drilled (Gross)	Number of Wells Completed (Gross)
Delaware Basin	58	44	82
New Mexico Shelf	19	12	25
Midland Basin	14	9	30
Total	91	65	137

Percent Horizontal	96%	95%	81%

Delaware Basin

Production from horizontal wells in the Delaware Basin was 81.6 MBoepd in the second quarter of 2015, up 66% over the second quarter of 2014 and 18% over the first quarter of 2015.

During the second quarter of 2015, Concho drilled 58 wells in the Delaware Basin, including 34 wells targeting the Bone Spring Sands, 17 wells targeting the Wolfcamp Shale and seven wells targeting the Avalon Shale.

In the northern Delaware Basin, drilling days per well decreased by 15% year-over-year. Concho added 52 new horizontal wells in the northern Delaware Basin with at least 30 days of production as of the end of the second quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 994 Boepd (71% oil) and 1,459 Boepd, respectively.

In the southern Delaware Basin, drilling days per well decreased by 25% year-over-year. Concho added 12 new horizontal wells in the southern Delaware Basin with at least 30 days of production as of the end of the second quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 1,163 Boepd (78% oil) and 1,392 Boepd, respectively.

The Company currently has 12 horizontal rigs in the Delaware Basin, down from a peak of 25 horizontal rigs in the fourth quarter of 2014.

Midland Basin

In the Midland Basin, drilling days per well decreased by 25% year-over-year. Concho added 21 new horizontal wells in the Midland Basin with at least 30 days of production as of the end of the second quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 758 Boepd (82% oil) and 996 Boepd, respectively.

The Company currently has two horizontal rigs in the Midland Basin.

New Mexico Shelf

On the New Mexico Shelf, Concho added 17 new horizontal wells with at least 30 days of production as of the end of the second quarter of 2015. The average peak 30-day and 24-hour rates for these wells were 331 Boepd (83% oil) and 477 Boepd, respectively.

The Company currently has two horizontal rigs on the New Mexico Shelf.

Second Quarter 2015 Financial Summary

The Company’s total realized price during the second quarter of 2015, excluding the effect of commodity derivatives, was $40.07 per Boe, compared with $71.84 per Boe during the second quarter of 2014. The lower total realized price in the 2015 period reflects continued weak crude oil, natural gas and natural gas liquids commodity prices.

Net loss for the second quarter of 2015 was $120.5 million, or $1.02 per diluted share, compared to net income of $11.8 million, or $0.11 per diluted share, in the second quarter of 2014. Excluding non-cash and unusual items, adjusted net income (non-GAAP) for the second quarter of 2015 was $45.5 million, or $0.38 per diluted share, compared with adjusted net income (non-GAAP) of $113.8 million, or $1.04 per diluted share, for the second quarter of 2014.

EBITDAX (non-GAAP) for the second quarter of 2015 totaled $457.8 million, compared to $504.0 million in the second quarter of 2014.

Cash flows generated from operating activities in the first six months of 2015 totaled $488.9 million, compared with $854.7 million in the same period last year. Adjusted cash flows (non-GAAP), which are cash flows from operating activities adjusted for settlements on derivatives not designated as hedges, were $768.3 million for the first six months of 2015, as compared to $813.8 million for the same period last year.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of adjusted net income, EBITDAX and adjusted cash flows (non-GAAP measures) and a reconciliation of these measures to the associated GAAP measures.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For the remainder of 2015, Concho has swap contracts covering approximately 75% of expected crude oil production, or 63.8 MBopd, at a weighted average price of $75.19 per Bbl. For 2016, Concho has swap contracts covering 49.3 MBopd at a weighted average price of $75.71 per Bbl. Please see the table under “Derivatives Information” for more detailed information about the Company’s current derivatives positions.

Outlook

For the third quarter of 2015, the Company expects production to average between 143 MBoepd and 147 MBoepd.

In addition, Concho updated its full-year 2015 outlook for certain items. The following table summarizes the Company’s current guidance for those items, as compared to the Company’s prior guidance.

Full Year 2015
	Prior	Current
Production
Year-over-year production growth	18% - 22%	24% - 26%
Oil mix	63% - 65%	64% - 66%

Price realization, excluding commodity derivatives (percent of NYMEX)
Natural gas (per Mcf)	100% - 120%	90% - 100%

Operating costs and expenses ($/Boe)
Lease operating expense:
Direct lease operating expense	$7.75 - $8.25	$7.50 - $8.00

Conference Call

Concho will discuss second quarter 2015 results on a conference call tomorrow, July 30, 2015, at 8:30 AM CT (9:30 AM ET). The telephone number and passcode to access the conference call are provided below:

Dial-in: (855) 445-9894
Intl. dial-in: (330) 863-3281
Participant Passcode: 63780959

To access the live webcast and view the related presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are primarily focused in the Permian Basin of southeast New Mexico and west Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K; risks relating to declines in the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks, including risks related to properties where the Company does not serve as the operator and risks related to hydraulic fracturing activities; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price management program; risks and liabilities related to the integration of acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	June 30,	December 31,
(in thousands, except share and per share amounts)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$280	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	251,497	250,600
Joint operations and other	257,956	409,665
Derivative instruments	351,360	490,351
Prepaid costs and other	40,599	37,759
Total current assets	901,692	1,188,396
Property and equipment:
Oil and natural gas properties, successful efforts method	15,183,313	13,867,831
Accumulated depletion and depreciation	(4,353,015)	(3,790,953)
Total oil and natural gas properties, net	10,830,298	10,076,878
Other property and equipment, net	146,138	129,136
Total property and equipment, net	10,976,436	10,206,014
Deferred loan costs, net	63,497	68,443
Intangible asset - operating rights, net	26,424	27,154
Inventory	16,365	14,435
Noncurrent derivative instruments	93,843	262,349
Other assets	75,719	33,172
Total assets	$12,153,976	$11,799,963
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$44,895	$20,380
Bank overdrafts	82,170	92,541
Revenue payable	202,542	238,098
Accrued and prepaid drilling costs	472,424	718,300
Deferred income taxes	115,781	162,566
Other current liabilities	181,317	195,308
Total current liabilities	1,099,129	1,427,193
Long-term debt	3,582,465	3,517,320
Deferred income taxes	1,389,702	1,438,185
Noncurrent derivative instruments	3,970	-
Asset retirement obligations and other long-term liabilities	140,563	136,477
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 120,600,497 and 113,264,918 shares issued at June 30, 2015 and December 31, 2014, respectively	121	113
Additional paid-in capital	3,802,137	3,027,412
Retained earnings	2,166,770	2,279,741
Treasury stock, at cost; 299,249 and 260,124 shares at June 30, 2015 and December 31, 2014, respectively	(30,881)	(26,478)
Total stockholders’ equity	5,938,147	5,280,788
Total liabilities and stockholders’ equity	$12,153,976	$11,799,963

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Operating revenues:
Oil sales	$470,890	$580,772	$820,474	$1,120,629
Natural gas sales	66,535	123,930	130,473	245,032
Total operating revenues	537,425	704,702	950,947	1,365,661
Operating costs and expenses:
Oil and natural gas production	142,265	134,944	267,800	261,868
Exploration and abandonments	12,020	28,288	17,775	53,663
Depreciation, depletion and amortization	304,802	237,445	572,007	458,837
Accretion of discount on asset retirement obligations	2,047	1,722	4,041	3,393
General and administrative (including non-cash stock-based compensation of $15,450 and $9,775 for the three months ended June 30, 2015 and 2014, respectively, and $30,945 and $21,207 for the six months ended June 30, 2015 and 2014, respectively)	60,923	49,535	119,724	97,285
Loss on derivatives not designated as hedges	147,399	164,707	32,059	200,322
Total operating costs and expenses	669,456	616,641	1,013,406	1,075,368
Income (loss) from operations	(132,031)	88,061	(62,459)	290,293
Other income (expense):
Interest expense	(53,482)	(55,388)	(107,051)	(111,523)
Loss on extinguishment of debt	-	(4,316)	-	(4,316)
Other, net	(5,678)	(9,529)	(10,019)	(8,988)
Total other expense	(59,160)	(69,233)	(117,070)	(124,827)
Income (loss) before income taxes	(191,191)	18,828	(179,529)	165,466
Income tax (expense) benefit	70,708	(7,059)	66,558	(62,390)
Net income (loss)	$(120,483)	$11,769	$(112,971)	$103,076
Earnings per share:
Basic net income (loss)	$(1.02)	$0.11	$(0.97)	$0.96
Diluted net income (loss)	$(1.02)	$0.11	$(0.97)	$0.96

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended
	June 30,
(in thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(112,971)	$103,076
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	572,007	458,837
Accretion of discount on asset retirement obligations	4,041	3,393
Exploration and abandonments, including dry holes	12,352	41,762
Non-cash stock-based compensation expense	30,945	21,207
Deferred income taxes	(95,268)	34,951
(Gain) loss on disposition of assets and other	1,620	9,457
Loss on derivatives not designated as hedges	32,059	200,322
Other non-cash items	5,298	9,418
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	55,870	(83,061)
Prepaid costs and other	(2,098)	(6,154)
Inventory	(1,935)	4,782
Accounts payable	23,339	36,626
Revenue payable	(35,556)	17,671
Other current liabilities	(769)	2,441
Net cash provided by operating activities	488,934	854,728
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(1,492,547)	(1,054,000)
Additions to property, equipment and other assets	(26,146)	(20,456)
Proceeds from the disposition of assets	96	394
Contribution to equity method investment	(45,000)	(10,050)
Settlements received from (paid on) derivatives not designated as hedges	279,408	(40,891)
Net cash used in investing activities	(1,284,189)	(1,125,003)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,097,400	1,578,000
Payments of debt	(1,030,900)	(1,828,000)
Exercise of stock options	58	1,289
Excess tax benefit from stock-based compensation	2,221	4,000
Net proceeds from issuance of common stock	741,509	932,455
Payments for loan costs	-	(10,642)
Purchase of treasury stock	(4,403)	(4,642)
Decrease in bank overdrafts	(10,371)	(36,718)
Net cash provided by financing activities	795,514	635,742
Net increase in cash and cash equivalents	259	365,467
Cash and cash equivalents at beginning of period	21	21
Cash and cash equivalents at end of period	$280	$365,488

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Production and operating data:
Net production volumes:
Oil (MBbl)	9,031	6,229	17,097	12,075
Natural gas (MMcf)	26,283	21,485	49,268	41,285
Total (MBoe)	13,412	9,810	25,308	18,956

Average daily production volumes:
Oil (Bbl)	99,242	68,451	94,459	66,713
Natural gas (Mcf)	288,824	236,099	272,199	228,094
Total (Boe)	147,379	107,801	139,826	104,729

Average prices:
Oil, without derivatives (Bbl)	$52.14	$93.24	$47.99	$92.81
Oil, with derivatives (Bbl) (a)	$63.56	$89.29	$63.39	$89.96
Natural gas, without derivatives (Mcf)	$2.53	$5.77	$2.65	$5.94
Natural gas, with derivatives (Mcf) (a)	$2.88	$5.70	$2.97	$5.78
Total, without derivatives (Boe)	$40.07	$71.84	$37.57	$72.04
Total, with derivatives (Boe) (a)	$48.44	$69.18	$48.62	$69.89

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.30	$8.15	$7.46	$8.11
Oil and natural gas taxes	$3.30	$5.61	$3.12	$5.70
Depreciation, depletion and amortization	$22.72	$24.20	$22.60	$24.21
General and administrative	$4.54	$5.05	$4.73	$5.13

(a) Includes the effect of cash receipts from (payments on) derivatives not designated as hedges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$103,129	$(24,569)	$263,315	$(34,338)
Natural gas derivatives	9,123	(1,485)	16,093	(6,553)
Total	$112,252	$(26,054)	$279,408	$(40,891)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Property acquisition costs:
Proved	$2,243	$2,137	$2,243	$22,627
Unproved	18,037	11,382	34,050	36,070
Exploration	343,051	342,424	772,220	666,921
Development	221,410	193,163	523,154	404,842
Total costs incurred for oil and natural gas properties	$584,741	$549,106	$1,331,667	$1,130,460

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at July 29, 2015, for the periods indicated:

	2015
	Third Quarter	Fourth Quarter	Total	2016	2017

Oil Swaps: (a)
Volume (Bbl)	6,169,000	5,579,000	11,748,000	18,059,000	6,288,000
Price per Bbl	$75.14	$75.24	$75.19	$75.71	$64.57

Oil Basis Swaps: (b)
Volume (Bbl)	5,811,000	5,336,000	11,147,000	14,661,000	6,335,000
Price per Bbl	$(2.50)	$(2.47)	$(2.48)	$(2.11)	$(1.51)

Natural Gas Swaps: (c)
Volume (MMBtu)	5,980,000	5,980,000	11,960,000	3,660,000	-
Price per MMBtu	$4.16	$4.16	$4.16	$3.14	$-

Natural Gas Basis Swaps: (d)
Volume (MMBtu)	1,380,000	1,380,000	2,760,000	-	-
Price per MMBtu	$(0.13)	$(0.13)	$(0.13)	$-	$-

(a) The index prices for the oil contracts are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.
(b) The basis differential price is between Midland – WTI and Cushing – WTI.
(c) The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d) The basis differential price is between the El Paso Permian delivery point and NYMEX – Henry Hub delivery point.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income to exclude certain non-cash and unusual items and cash flows from operating activities to adjust for settlements on derivatives not designated as hedges.

Adjusted Net Income

The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Net income (loss) - as reported	$(120,483)	$11,769	$(112,971)	$103,076

Adjustments for certain non-cash and unusual items:
Loss on derivatives not designated as hedges	147,399	164,707	32,059	200,322
Cash receipts from (payments on) derivatives not designated as hedges	112,252	(26,054)	279,408	(40,891)
Leasehold abandonments	1,444	11,193	3,363	15,138
Loss on extinguishment of debt	-	4,316	-	4,316
(Gain) loss on disposition of assets and other	1,581	9,603	1,620	9,457
Tax impact (a)	(94,826)	(61,739)	(114,238)	(71,005)
Change in statutory effective income tax rates	(1,826)	-	(1,826)	-
Adjusted net income	$45,541	$113,795	$87,415	$220,413

Adjusted earnings per share:
Basic	$0.38	$1.04	$0.74	$2.06
Diluted	$0.38	$1.04	$0.74	$2.05

Effective tax rates	36.1%	37.7%	36.1%	37.7%

(a) The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates shown in the table above.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Six Months Ended
	June 30,
(in thousands)	2015	2014

Cash flows from operating activities	$488,934	$854,728
Settlements received from (paid on) derivatives not designated as hedges (a)	279,408	(40,891)
Adjusted cash flows	$768,342	$813,837

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the United States generally accepted accounting principles ("GAAP") measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) non-cash stock-based compensation expense, (5) loss on derivatives not designated as hedges, (6) cash receipts from (payments on) derivatives not designated as hedges, (7) (gain) loss on disposition of assets and other, (8) interest expense, (9) loss on extinguishment of debt and (10) federal and state income taxes. EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Net income (loss)	$(120,483)	$11,769	$(112,971)	$103,076
Exploration and abandonments	12,020	28,288	17,775	53,663
Depreciation, depletion and amortization	304,802	237,445	572,007	458,837
Accretion of discount on asset retirement obligations	2,047	1,722	4,041	3,393
Non-cash stock-based compensation	15,450	9,775	30,945	21,207
Loss on derivatives not designated as hedges	147,399	164,707	32,059	200,322
Cash receipts from (payments on) derivatives not designated as hedges	112,252	(26,054)	279,408	(40,891)
(Gain) loss on disposition of assets and other	1,581	9,603	1,620	9,457
Interest expense	53,482	55,388	107,051	111,523
Loss on extinguishment of debt	-	4,316	-	4,316
Income tax expense (benefit)	(70,708)	7,059	(66,558)	62,390
EBITDAX	$457,842	$504,018	$865,377	$987,293

CONTACT:
Concho Resources Inc.
INVESTOR RELATIONS
Megan P. Hays, 432-685-2533
Director of Investor Relations
or
Jere Thompson, 432-221-0383
Financial Analyst